Exhibit 99.3

OXBRIDGE ACQUISITION CORP.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE charter

This Nominating and Corporate Governance Committee Charter (the “Charter”) identifies the purpose, composition, meeting requirements, responsibilities, and authority of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Oxbridge Acquisition Corp. (the “Company”).

I.	PURPOSE

The Committee has been established to:

(a)	assist the Board in identifying individuals who are qualified to serve as members of the Board;

(b)	develop and recommend to the Board a set of corporate governance guidelines for the Company;

(c)	oversee the evaluation of the Board; and

(d)	evaluate and monitor succession planning for the Company’s senior management.

II.	RESPONSIBILITIES

In addition to such other duties as the Board may from time to time assign to the Committee, the Committee shall:

(a)	identify individuals who are qualified to become Board members, consistent with criteria approved by the Board;

(b)	recommend to the Board the director nominees for election by the shareholders at each meeting of shareholders at which directors will be elected and recommend to the Board nominees to fill any vacancies and newly created directorships on the Board;

(c)	determine and monitor whether or not each director and prospective director is “independent” under the criteria set by any applicable law, regulation, or listing standard and ensure that a majority of the Board is “independent” under the criteria set by any applicable law, regulation, or listing standard;

(d)	from time to time work with senior management to provide an orientation and continuing education program for directors;

(e)	develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, review and reassess the adequacy of such guidelines at least annually and recommend any proposed changes to the Board for approval;

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(f)	at least annually, review with management the Company’s various compliance programs;

(g)	oversee the evaluation of the Board;

(h)	periodically review the criteria for the selection of new directors to serve on the Board and recommend any proposed changes to the Board for approval;

(i)	evaluate candidates for Board membership, including those recommended by shareholders in compliance with the Company’s Amended and Restated Memorandum and Articles of Association, as amended from time to time (the “Articles”), and applicable laws and regulations;

(j)	periodically review and recommend changes to the Articles as they relate to corporate governance issues;

(k)	periodically review and make recommendations regarding the composition and size of the Board;

(l)	periodically review and make recommendations regarding the composition, size, purpose, structure, operations and charter of each of the Board’s committees, including the creation of additional committees or the elimination of existing committees;

(m)	annually recommend to the Board the chairpersons and members of each of the Board’s committees;

(n)	oversee director orientation and continuing education programs;

(o)	develop and annually review, evaluate and monitor succession planning for senior management of the Company and its subsidiary, including the chief executive officer, president, chief underwriting officer, chief financial officer and financial controller, unless the Board has delegated this duty to itself or another committee thereof;

(p)	at least annually, review policies for communications with shareholders, and make recommendations for modifications to the Board as deemed appropriate;

(q)	at least annually, review the Company’s internal process for handling communications to directors and make recommendations for modifications to the Board as deemed appropriate;

(r)	at least annually, review the Company’s corporate governance policies and programs and make recommendations for modifications to the Board as deemed appropriate;

(s)	conduct an annual performance evaluation of the Committee; and

(t)	review and reassess the adequacy of this Charter on an annual basis and recommend any proposed changes to the Board for approval.

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III.	COMPOSITION

The Committee shall be comprised of at least three members (including a Chairperson), all of whom shall be “independent directors,” as such term is defined in the rules and regulations of The Nasdaq Stock Market. The members of the Committee and the Chairperson shall be selected not less frequently than annually by the Board and shall serve at the pleasure of the Board. A Committee member (including the Chairperson) may be removed at any time, with or without cause, by the Board. The Board may designate one or more independent directors as alternate members of the Committee, who may replace any absent or disqualified member or members at any meetings of the Committee.

Notwithstanding the foregoing, because the Committee is comprised of three members, one director, who is not an “independent director” as such term is defined in the rules and regulations of The Nasdaq Stock Market and is not currently an officer covered by Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (an “Executive Officer”), an employee or an immediate family member of an Executive Officer, may be appointed to the Committee if the Board, under exceptional and limited circumstances, determines that such individual’s membership on the Committee is required by the best interests of the Company and its shareholders. If the Company relies on this exception, it must disclose either on or through its website or in the proxy statement for its next annual meeting following such determination, the nature of the relationship and the reasons for the determination. In addition, the Company must provide any disclosure required by Instruction 1 to Item 407(a) of Regulation S-K regarding its reliance on this exception. A member appointed under this exception may not serve longer than two years.

IV.	MEETING REQUIREMENTS

The Committee shall meet as often as necessary, but no less than once each year, to enable it to fulfill its responsibilities. The Committee shall meet at the call of its Chairperson. The Committee may meet by telephone conference call or by any other means permitted by law or the Articles. A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of the members present at a meeting at which a quorum is present. Subject to the Articles, the Committee may act by unanimous written consent of all of its members in lieu of a meeting. The Committee shall determine its own rules and procedures, including with respect to the designation of a chairperson pro tempore, in the absence of the Chairperson, and the designation of a secretary. The secretary need not be a member of the Committee and shall attend the Committee’s meetings and prepare minutes. The Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company. Any member of the Board shall be provided with copies of such Committee minutes if requested.

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The Committee may ask members of management, employees, outside counsel, or others whose advice and counsel are relevant to the issues then being considered by the Committee to attend any meetings and to provide such pertinent information as the Committee may request. The Committee shall have authority to delegate any of its responsibilities to one or more subcommittees as the Committee may from time to time deem appropriate.

The Chairperson of the Committee shall be responsible for the leadership of the Committee, including preparing the agenda, presiding over Committee meetings, making Committee assignments and reporting the Committee’s actions to the Board from time to time (but at least once each year) as requested by the Board.

V.	AUTHORITY

The Committee has the authority, to the extent it deems appropriate, to retain one or more consulting or search firms to be used to identify director candidates. The Committee shall have the sole authority to retain and terminate any such consulting or search firm and to approve such firm’s fees and other retention terms. The Committee shall also have the authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company will provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to any consulting or search firms or other advisors retained by the Committee.

VI.	MISCELLANEOUS

Nothing contained in this Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the directors of the Company or members of the Committee. The purposes and responsibilities outlined in this Charter are meant to serve as guidelines rather than as inflexible rules and the Committee is encouraged to adopt such additional procedures and standards as it deems necessary from time to time to fulfill its responsibilities. This Charter, and any amendments thereto, shall be displayed on the Company’s web site and a printed copy of such shall be made available to any shareholder of the Company who requests it.

Adopted by the Nominating and Corporate Governance Committee on ____________, 2021, and approved by the Board of Directors of the Company on ____________, 2021.

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